UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The New Ireland Fund, Inc.
(Name of Registrant as Specified In Its Charter)

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May 9, 2022

DEAR STOCKHOLDER,

We recently sent you proxy materials and a WHITE proxy card alerting you that an activist hedge fund managed by Saba Capital Management, L.P. (“Saba”) has nominated a Saba portfolio manager for election to The New Ireland Fund Inc.’s (“IRL” or the “Fund”) Board of Directors (the “Board”) in an attempt to replace the Chairman of your Fund’s Board at the June 14, 2022 Annual Meeting of Stockholders of IRL. I urge you to support your Fund’s Board by signing, dating and mailing the WHITE proxy card in the prepaid return envelope TODAY or vote TODAY by internet or telephone by following the instructions on the WHITE proxy card.

SABA’S INVESTMENT GOALS NOT ALIGNED WITH IRL’S BOARD AND ALL STOCKHOLDERS

We have provided certain information regarding the activist’s dissident nominee, your incumbent IRL Board nominee and the investment plan for IRL below, but it is important to first note that, based on historical behavior, the activist has an entirely different agenda than the IRL Board, you and your fellow IRL stockholders.

We previously reminded you that IRL is a unique investment because it has an investment objective of long-term capital appreciation through investment primarily in equity securities of IRISH companies. This is the reason you invested in IRL, and it likely differs from the reason the activist invested in IRL. The activist generally purchases shares in various closed-end funds (“CEFs”) with the short-term goal of attempting to cash in on its investment as soon as possible. Unfortunately, in most situations, Saba pressures CEF boards and management to conduct a partial tender offer leaving stockholders with a much smaller fund, and thus higher expense ratio. Thus, Saba’s investment goals are not aligned with your Fund’s Board, management team, investment adviser and long-term stockholders.

YOUR IRL BOARD IS HIGHLY QUALIFIED

Each of your Board’s Directors is a highly qualified professional with skills and long-term experience overseeing IRL. David Dempsey, Chairman of the Board, is your Board’s nominee for re-election at the Annual Meeting of Stockholders. He is an independent Director of the Fund who has been on the Board for fifteen years and has been IRL’s Board Chairman for the past three years.

You should also know that:

●	Three of the four IRL Directors are independent Directors.
●
Your Board worked closely with IRL service providers and the investment adviser to ensure your Fund performed well during the overlapping challenges associated with both BREXIT and COVID during the past two+ years.

●	Your Board members have the experience and expertise to navigate and lead a unique fund like IRL.

Please see reverse side

Mr. Dempsey’s and the other Board members’ experience, knowledge of the Irish market, and commitment to focusing on delivering value has benefited ALL stockholders. Mr. Dempsey and the other Board members will continue to lookout for your long-term interests.

Saba’s dissident nominee has extremely limited experience as a CEF board member. He was elected to the board of another CEF less than a year ago after being nominated by Saba. That board membership comprises his entire CEF board experience. He also does not appear to have any expertise or experience overseeing a CEF that focuses on Irish equities. Most importantly, Saba’s dissident nominee is a Partner, Managing Director and portfolio manager at Saba, and, if elected, would serve as Saba’s representative on the Board.

In sum, it simply does not make business sense for Saba’s dissident nominee to replace Mr. Dempsey, the Chairman, on the Board of your Fund and bring nothing more to the Board other than acting as a disruptor on behalf of his employer, Saba.

CURRENT INVESTMENT PLAN - READY FOR THE FUTURE

Your Fund’s Board and investment adviser have been proactive the past two+ years focused on protecting IRL investments because of the overlapping effects of BREXIT and COVID. IRL positioned its investment strategy taking a defensive posture during a time of uncertainty. At the end of 2021, after observing positive COVID statistical data and the Irish economy rebounding, IRL has pivoted to more value-oriented investments such as Irish banks and home builders. We are confident that the Fund is in a strong investment position in 2022 and believe investment opportunities in Ireland will be abundant this year and beyond.

It is critical that you send a strong message early to the activist hedge fund that you support your IRL Board by signing, dating, and mailing the enclosed WHITE proxy card today in the pre-paid return envelope or vote today by internet or telephone by following the instructions on the WHITE proxy card or in your email.

Your Fund’s Board is committed to protecting ALL IRL stockholders’ investments. I will continue to update you on all new developments. Please be aware that you have received a different proxy statement from Saba with a GOLD color proxy card. Please disregard the GOLD proxy card that you receive from Saba. Please do not return it, even to withhold votes from Saba’s nominee because doing so will cancel your vote on your Fund’s WHITE proxy card.

If you have any questions regarding the IRL stockholder meeting, please call our proxy solicitor, Di Costa Partners at 1 (888) 231-1287.

  SINCERELY,

DERVAL MURRAY
TREASURER & SECRETARY

IRL-LTR#3-2022